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                                                                    EXHIBIT 10.9

       Amendment to Seitel, Inc. Non-Employee Directors' Stock Option Plan
                           Effective December 31, 1996

Section 9(c) of the Plan is hereby deleted and replaced with the following:

(c) Limited Transferability. The Options granted hereunder may be transferred by a Participant to (1) the spouse, children or grandchildren of the Participant ("Immediate Family Members"), (2) a trust or trusts for the exclusive benefit of such Immediate Family Members, (3) a partnership in which such Immediate Family Members are the only partners, or (4) such other person or persons as may be approved by the Board of Directors in their sole discretion, provided that subsequent transfers of transferred Options shall be prohibited except those by will or in accordance with the laws of descent and distribution. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Plan the transferee shall be treated as optionee. However, the events of termination of employment described in this Plan, as well as other similar conditions relating to exercisability, termination, expiration, and vesting shall continue to be applied with respect to the original optionee, and following discontinuance of employment of such original optionee or such other event, the Options shall be exercisable by the transferee only to the extent, and for the periods specified pursuant to the terms of this Plan.